MuniYield Florida Fund

File No. 811-6502

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Fund Asset Management, L.P., Investment Adviser to the Registrant, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 4 should have been filed on behalf of Fund Asset Management, L.P. by February 10, 2002.  A late filing was executed on December 2, 2002.